Exhibit 99.1

8 Sylvan Way Parsippany, NJ 07054 USA

Contacts:

Investor Relations:
Neera Dahiya Ravindran, MD, +1 973-290-6044
Vice President, Investor Relations & Strategic Planning

Neera.Ravindran@themedco.com

Media:

Bob Laverty, +1 973-290-6162

Mobile +1 609-558-5570

Vice President, Communications

Robert.Laverty@themedco.com

FOR IMMEDIATE RELEASE

The Medicines Company Appoints Dr. Fred Eshelman as Non-Executive Chairman of the Board

PARSIPPANY, N.J. – August 31, 2015 – The Medicines Company (NASDAQ:MDCO) today announced that its Board of Directors has named Dr. Fred Eshelman, founder of Eshelman Ventures LLC, an investment company focused on healthcare companies, as non-executive Chairman of The Medicines Company Board of Directors, effective immediately.  Dr. Clive Meanwell will remain the Company’s Chief Executive Officer and a member of the Board of Directors.

Dr. Eshelman has more than 35 years of strategic development, executive, operational and financial leadership experience in the pharmaceutical and healthcare industries.  He is the founder and former Chief Executive Officer and Executive Chairman of Pharmaceutical Product Development, Inc. (PPD), a global contract pharmaceutical research organization providing drug discovery, development and lifecycle management services. Dr. Eshelman was also the founding chairman of Furiex Pharmaceuticals, Inc., a drug development company that collaborated with pharmaceutical and biotechnology companies to increase the value of their drug candidates by applying an accelerated approach to drug development.

“In light of our several recent product approvals and the continuing development of our product pipeline, we as a Board unanimously believe that the time is right to fill the role of Chairman with a new and highly qualified, independent candidate,” said Dr. Meanwell.  “Fred brings a breadth of skills and experiences in our industry and has a proven track record of building and leading businesses that create significant value for customers and for shareholders. I am delighted to welcome Fred as Chairman and believe he will be an instrumental partner in designing strategy and driving growth.”

“The Medicines Company has a range of very important assets that collectively represent diverse commercial opportunities, and I am honored to assume the role of Chairman at a point of unparalleled opportunity to grow the business and optimize the potential of the portfolio,” said Dr. Eshelman.  “Clive, along with the entire management team and the Board, have created a strong foundation and positioned the Company well for the future. I intend to devote significant time and effort to working collaboratively with management and my fellow directors and immersing myself in all aspects of the Company in order to select and execute the best strategy to drive shareholder value and serve customers and patients.”

Prior to Dr. Eshelman joining the Board, Eshelman Ventures, LLC, an entity wholly owned by Dr. Eshelman, purchased from The Medicines Company $30 million of the Company’s  common stock.

Dr. Eshelman will serve as a Class II director with a term expiring at the 2017 Annual Meeting of Shareholders.

Additional details will be filed today with the Securities and Exchange Committee on Form 8-K.

About Dr. Fred Eshelman

In addition to Dr. Eshelman’s roles at Eshelman Ventures, LLC, PPD and Furiex Pharmaceuticals, he has also served as Senior Vice President, Development and member of the Board of Directors of the former Glaxo, Inc., as well as in various management positions with Beecham Laboratories and Boehringer Mannheim Pharmaceuticals.

Dr. Eshelman was appointed by the North Carolina General Assembly to serve on the Board of Governors for the state’s multi-campus university system as well as the North Carolina Biotechnology Center.  He also chairs the board of visitors for the School of Pharmacy at UNC-Chapel Hill, which was named the UNC Eshelman School of Pharmacy in recognition of his many contributions to the school and the profession.  He has also served on the executive committee of the Medical Foundation of North Carolina and the Board of Trustees for UNC-Wilmington.

Dr. Eshelman received his Doctor of Pharmacy from the University of Cincinnati, and completed a residency at Cincinnati General Hospital.  He received a Bachelor of Science in pharmacy from UNC-Chapel Hill and is also a graduate of the Owner/President Management program at Harvard Business School.

About The Medicines Company

The Medicines Company’s purpose is to save lives, alleviate suffering and contribute to the economics of healthcare by focusing on 3000 leading acute/intensive care hospitals worldwide. Its vision is to be a leading provider of solutions in three areas: serious infectious disease care, acute cardiovascular care and surgery and perioperative care. The company operates in the Americas, Europe and the Middle East, and Asia Pacific regions with global centers today in Parsippany, NJ, USA and Zurich, Switzerland.

Forward-Looking Statements

Statements contained in this press release about The Medicines Company that are not purely historical, and all other statements that are not purely historical, may be deemed to be forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995.  Without limiting the foregoing, the words “believes,” “anticipates” and “expects” and similar expressions are intended to identify forward-looking statements.  These forward-looking statements involve important known and unknown risks and uncertainties that may cause the Company’s actual results, levels of activity, performance or achievements to be materially different from those expressed or implied by these forward-looking statements.  Important factors that may cause or contribute to such differences include the extent of the commercial success of our products, the Company’s ability to develop its global operations and penetrate foreign markets, whether the Company’s product candidates will advance in the clinical trials process on a timely basis or at all, whether the Company will make regulatory submissions for product candidates on a timely basis, whether its regulatory submissions will receive approvals from regulatory agencies on a timely basis or at all, whether the Company’s ongoing and planned commercial launches will be successful, whether physicians, patients and other key decision makers will accept clinical trial results, whether the Company can protect its intellectual property and such other factors as are set forth in the risk factors detailed from time to time in the Company’s periodic reports and registration statements filed with the Securities and Exchange Commission including, without limitation, the risk factors detailed in the Company’s Quarterly Report on Form 10-Q filed on August 7, 2015, which are incorporated herein by reference.  The Company specifically disclaims any obligation to update these forward-looking statements.